Exhibit 99

                           KLAMATH FIRST BANCORP, INC.

                                   Exhibit 99

                             AUDIT COMMITTEE CHARTER

Mission

The mission of the Audit Committee of the Board of Directors (the "Board") of Klamath First Bancorp, Inc., (the "Company") shall be to assist the Board in fulfilling its responsibilities by overseeing and reporting to the Board with respect to: (1) the quality and integrity of the Company's financial statements and related reporting; (2) the Company's compliance with legal and regulatory requirements; (3) the external auditor's qualifications, independence and performance; (4) the performance of the Company's internal audit function, including the adequacy of the Company's internal controls; and (5) such other matters as may be assigned by the Board. The Audit Committee shall maintain free and open communication with the Board, external auditors, internal auditors, and management. In carrying out its mission, the Audit Committee shall have discretion to initiate such investigations as it shall deem necessary and shall have standing authority to employ special counsel or experts in circumstances when it determines that necessary resources cannot be provided by regular support staff. The Audit Committee shall coordinate and act as the audit committee for all the Company's operations, including subsidiary companies.

Composition

The Audit Committee shall consist of three or more directors appointed by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. "Independent director" shall have the same meaning as defined in National Association of Securities Dealers, Inc., ("NASD") Rule 4200. All members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's income statement, balance sheet and cash flow statement. At least one member of the Audit Committee shall have accounting or related financial management expertise as prescribed by NASD Rule 4350(d).

Meetings

Regular meetings of the Audit Committee shall be held no less frequently than quarterly, on a schedule to be adopted by the Audit Committee. Special meetings of the Audit Committee may be held for any purpose when called by the Chair or any member. The Audit Committee may meet in separate executive sessions with management, external auditors, and internal audit to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately.

Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2.   Maintain or enhance their  familiarity  with finance and accounting by
          participating  in  appropriate   educational  programs  as  they  deem
          necessary.

     3. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

     4. Engage and determine the funding for outside legal, accounting or other advisors as it deems necessary to carry out its duties.

Financial Statements and External Auditor

     1. Appoint, determine funding for and oversee the public accounting firm to be used as the external auditor, including its independence and effectiveness. The external auditor is ultimately accountable to the Audit Committee, as representatives of shareholders. The Audit Committee has the sole authority and responsibility to select, evaluate, and where appropriate, replace the external auditor.

     2. Receive and review a formal written statement from the external auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Statement 1. The Audit Committee will actively discuss with the external auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor, and will take any appropriate actions to ensure the independence of the external auditor.

     3. Review the plan, scope, and results of the external auditor's annual audit of the Company's financial statements, including its report thereon, conclusions regarding significant accounting estimates, and recommendations with respect to accounting practices, policies or procedures.

     4. Review with management and the external auditor their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control structure.

     5. Resolve any disagreements between the external auditor and management regarding financial reporting. The Audit Committee may also discuss with management any issues regarding the external auditor, such as management's evaluation of factors relating to the external auditor's independence.

     6. Approve before use all external audit services and any non-audit services of the external auditor as may be permitted by Section 10A of the Security Exchange Act of 1934. Management shall not have authority to engage the external auditor for any services without prior approval of the Audit Committee.

     7. Discuss (or appoint a Committee member to discuss) quarterly financial statements and earnings press releases with management and the external auditor

     8.   Review  with  management  the  Company's   compliance  with  laws  and
          regulations designated by its regulators, including, but not limited to those related to safety and soundness, loans to insiders, and dividend restrictions.

     9.   Report promptly to the Board its deliberations and recommendations.

Internal Audit

     1. Review and approve annually the internal audit plan and financial budget, including the risk assessments of proposed activities of the Internal Audit Department.

     2. Receive reports, at least annually, from the Chief Auditor covering organization and staffing of the Internal Audit department, scope of activities, procedures for selection of audits and other relevant information.

     3. Review internal audit and credit examination reports and management responses at least quarterly, including status reports of corrective action on unresolved issues. Review variances from audit plans and budgets.

     4. Review the results of regulatory compliance self-assessments and any corrective action.

     5. Review and concur in the appointment, replacement, reassignment or dismissal of the manager of the Internal Audit Department.